Exhibit 23.2

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors

Immunomedics, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-90338) on Form S-3 and (Nos. 333-53224, 33-56844, 33-43595 and 33-16260) on Form S-8 of Immunomedics, Inc. of our report dated August 9, 2002, with respect to the consolidated balance sheet of Immunomedics, Inc. and subsidiaries as of June 30, 2002, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2002, which report appears in the June 30, 2003 annual report on Form 10-K of Immunomedics, Inc.

KPMG LLP

Princeton, New Jersey

September 23, 2003